Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 29, 2024, with respect to the statement of financial condition of United States Natural Gas Fund, LP (the “Fund”), including the schedule of investments, as of December 31, 2023, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2023, incorporated herein by reference.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

February 29, 2024